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                                                               Exhibit (h)(1)(d)


                                   SCHEDULE B

The Series of the Trusts covered by the Agreement are as follows:

LIBERTY-STEIN ROE FUNDS MUNICIPAL TRUST
         Liberty High-Yield Municipal Fund
         Stein Roe Intermediate Municipals Fund
         Liberty Managed Municipals Fund

LIBERTY-STEIN ROE FUNDS INCOME TRUST
         Liberty Income Fund
         Stein Roe Intermediate Bond Fund

LIBERTY-STEIN ROE FUNDS INVESTMENT TRUST
         Liberty Midcap Growth Fund
         Stein Roe Balanced Fund
         Stein Roe Capital Opportunities Fund
         Liberty European Thematic Equity Fund
         Liberty Global Thematic Equity Fund
         Liberty Growth Stock Fund
         Stein Roe International Fund
         Liberty Young Investor Fund
         *Liberty Asset Allocation Fund (as of 11/18/02) *Liberty Strategic Equity Fund (as of 11/25/02) *Liberty Large Cap Core Fund (as of 12/09/02) *Liberty International Equity Fund (as of 11/18/02) *Liberty Equity Growth Fund (as of 11/18/02) *Liberty Equity Value Fund (as of 11/25/02) *Liberty Small Cap Fund (as of 11/18/02)
         *Liberty Small Company Equity Fund (as of 11/18/02)


*These funds adopt the agreement but are subject to the attached fee schedule (rather than Schedule A)

Dated:  November 1, 2002

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             FEE SCHEDULE FOR FUNDS MARKED WITH AN (*) IN SCHEDULE B

For the services to be rendered, the facilities to be furnished and the payments to be made by LFS, as provided for in this Agreement, the applicable Trust, on behalf of each Fund marked with an (*) in Schedule B hereto, will pay LFS on the first business day of each month a fee for the previous month at the rates listed below. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

SHAREHOLDER SERVICES

Annual Fund Minimum

Fees based on annual per shareholder account charge for account maintenance and fees for certain shareholder-generated transactions plus all out-of-pocket expenses. There is a minimum annual fee per Fund of $5,000 per year.

Annual Maintenance Fee

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes. The Annual Maintenance Charge is as follows:

Type of Account               Annual Maintenance Fee

Open Accounts
 Non-Networked Accounts               $14.00
Networked Accounts
0-100,000                             $11.00
over 100,00                           $ 8.00
Closed Accounts
 0-100,000                            $14.00
 over 100,000                         $11.00

New Account Set-Up Charge

$5.00 per account


OUT-OF-POCKET EXPENSES

         The Trust shall reimburse LFS monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

*        Microfiche/microfilm production
*        Magnetic media tapes and freight
*        Printing costs, including certificates, envelopes, checks and stationery
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*        Postage (bulk, pre-sort, ZIP+4, barcoding, first class) direct pass through to the Trust
*        Due diligence mailings
* Telephone and telecommunication costs, including all lease, maintenance and line costs
*        Ad hoc reports
*        Proxy solicitations, mailings and tabulations
*        Daily & Distribution advice mailings
*        Shipping, Certified and Overnight mail and insurance
*        Year-end forms and mailings
* Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
*        Duplicating services
*        Courier services
*        Incoming and outgoing wire charges
*        Federal Reserve charges for check clearance
*        Overtime, as approved in advance by the Trust
*        Temporary staff, as approved in advance by the Trust
*        Travel and entertainment, as approved in advance by the Trust
* Record retention as required by the Trust, retrieval and destruction costs, including, but not limited to, exit fees charged by third party record keeping vendors
*        Third party audit reviews
*        Ad Hoc SQL time
*        Insurance
* Such other miscellaneous expenses reasonably incurred by LFS in performing its duties and responsibilities under this Agreement.

         The Trust agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with LFS. In addition, the Trust will promptly reimburse LFS for any other unscheduled expenses incurred by LFS whenever the Trust and LFS mutually agree that such expenses are not otherwise properly borne by LFS as part of its duties under the Agreement.